Exhibit 10.2

PERFORMANCE AWARD AGREEMENT

GRANTED TO	GRANT DATE			NUMBER OF PERFORMANCE SHARES	PURCHASE PRICE PER SHARE	SOCIAL SECURITY NUMBER

Name Address City, State, Postal	—	—	2005	Threshold Target Outstanding Stretch	N/A

1.               The Grant.  Alliant Techsystems Inc., a Delaware corporation (the “Company”) hereby grants to the individual named above (the “Employee”), as of the above Grant Date, a performance award for the number of Shares designated above (the “Performance Shares”) on the terms and conditions set forth in this Performance Award Agreement (this “Agreement”) and in the Alliant Techsystems Inc. 2005 Stock Incentive Plan (the “Plan”).

2.               Measuring Period.  The Measuring Period for purposes of determining whether the Performance Shares will be paid shall be fiscal year 2007.

3.               Performance Goals.  The Performance Goals for purposes of determining whether the Performance Shares shall be paid are set forth in the attached Performance Accountability Chart.

4.               Payment.  The Performance Shares shall be paid if and to the extent that the Threshold, Target, Outstanding, or Stretch performance level of the Performance Goals is achieved, as set forth in the attached Performance Accountability Chart and as determined by the Personnel and Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion.

5.               Form and Timing of Payment.  Any shares payable pursuant to this Agreement shall be paid in shares of common stock of the Company (the “Shares”), with one Share issued for each Performance Share earned, except to the extent that the Committee, in its discretion, determines that cash be paid in lieu of some or all of such Performance Shares.  Payment of the Performance Shares shall be made as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period, whether, and the extent to which, the Performance Goals have been achieved.

6.               Change of Control.  In the event of a Change of Control (as defined in the Company’s Income Security Plan or any successor or substitute plan (the “ISP”)), the terms of payment of the Performance Shares shall be governed by the provisions of the ISP.

7.               Forfeiture.  In the event of the Employee’s termination of employment prior to the end of the Measuring Period, other than by reason of death, Disability (as defined in Appendix A to this Agreement), retirement, or voluntary or involuntary layoff, all of the Employee’s Performance Shares and rights to payment of any Shares shall be immediately and irrevocably forfeited.  In the event of the Employee’s termination of employment prior to the end of the Measuring Period by reason of Disability, retirement, or voluntary or involuntary layoff, the Employee shall be entitled to receive, after the end of the Measuring Period, the amount determined by the Committee pursuant to this Agreement, but prorated for the Employee’s active service time with the Company during the period beginning April 1, 2004 through March 31, 2007.  In the event of the Employee’s death prior to the end of the Measuring Period, the Employee’s estate shall be entitled to receive within a practicable time after the Employee’s death payment of the Performance Shares at the Target performance level, but prorated for the Employee’s active service time with the Company during the period beginning April 1, 2004 through March 31, 2007.  In the event an employee is reassigned to a position and as a result is no longer eligible for Performance Shares, the Employee shall be entitled to receive, after the end of the Measuring Period, the amount determined by the Committee pursuant to this Agreement, but prorated for the Employee’s service time as an eligible participant during the period beginning April 1, 2004 through March 31, 2007.

8.               Rights.  Nothing herein shall be deemed to grant the Employee any rights as a holder of shares of common stock of the Company unless and until the Shares are actually issued to the Employee as provided herein.

9.               Income Taxes.  The Employee is liable for any federal, state and local income or other taxes applicable upon the grant of the Performance Shares, the receipt of the Shares, or subsequent disposition of the Shares, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences.  Upon payment of the Performance Shares and/or issuance of the Shares by the Company, the Employee shall promptly pay to the Company the minimum statutory withholding taxes required to be withheld or collected by the Company upon such payment and/or issuance of Shares.  The Employee may pay all or a portion of the minimum statutory withholding taxes by (a) having the Company withhold Shares otherwise to be delivered upon the payment of the Performance Shares with a Fair Market Value (as defined in the Plan) equal to the amount of such taxes, (b) delivering to the Company Shares other than Shares issuable upon the payment of the Performance Shares with a Fair Market Value equal to the amount of such taxes or (c) paying cash.

10.         Acknowledgment.  This award of Performance Shares shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company.  By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement and the Plan and acknowledges receipt of a copy of the Prospectus relating to the Plan.

ACKNOWLEDGMENT:		ALLIANT TECHSYSTEMS INC.

EMPLOYEE’S SIGNATURE

Date	Social Security Number	Daniel J. Murphy
President & Chief Executive Officer

APPENDIX A

TO

PERFORMANCE AWARD AGREEMENT

“Disability” means that the Employee has been determined to have a total and permanent disability by either

•              Being eligible for disability for Social Security purposes, or

•              Being totally and permanently disabled under a definition that satisfies any applicable requirements of Internal Revenue Code Section 409A.